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                    BARTLETT CAPITAL TRUST - CLASS A SHARES

                  PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

         WHEREAS, Bartlett Capital Trust (the "Trust") is an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), and has offered, and intends to continue offering, distinct series of shares of beneficial interest ("Series") for public sale, each corresponding to a distinct portfolio;

         WHEREAS, the Trust has registered the offering of its shares of beneficial interest under a Registration Statement filed with the Securities and Exchange Commission and that Registration Statement is in effect as of the date hereof;

         WHEREAS, the Trust's Board of Trustees have established the Series known as: Bartlett Value International Fund, Bartlett Basic Value Fund, and Bartlett Europe Fund (each a "Fund" and collectively the "Funds");

         WHEREAS, the Trust desires to adopt a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act with respect to the Class A shares of the Funds and of such other Series as may hereafter be designated by the Trust's Board of Trustees ("Board"); and

         WHEREAS, the Trust has entered into a Distribution Contract with BFP Financial Partners, Inc. (the "Distributor") pursuant to which the Distributor has agreed to serve as the principal underwriter and distributor of the Class A shares of the Funds;

         NOW, THEREFORE, the Trust hereby adopts this Distribution Plan (the "Plan") with respect to the Class A shares of each Fund in accordance with Rule 12b-1 under the 1940 Act and on the following terms and conditions:

         1.      A.       Each Fund is authorized to pay the Distributor as
compensation for the Distributor's services as principal underwriter of the Fund's Class A shares, a service fee at the
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rate of 0.25% on an annualized basis of the average daily net assets of the
Fund's Class A shares, such fee to be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

                 B. Any Fund may pay a service fee to the Distributor at a lesser rate than the fee specified in paragraph 1.A. of this Plan, as agreed upon by the Board and the Distributor and as approved in the manner specified in paragraph 4 of this Plan. The service fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that, so long as the limitations set forth in Article III, Section 26(d) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("NASD") remain in effect and apply to distributors or dealers in the Funds' shares, the amounts paid hereunder shall not exceed those limitations, including permissible interest.

         2. As principal underwriter of the Class A shares of each Fund, the Distributor may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Class A shares of the Funds and/or the servicing and maintenance of shareholder accounts, including, but not limited to, compensation to employees of the Distributor; compensation to and expenses, including overhead and telephone and other communication expenses of the Distributor and other selected broker-dealers who engage in or support the distribution of shares or who service shareholder accounts; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and the preparation and distribution of sales literature and advertising materials.

         3. This Plan shall not take effect with respect to the Class A shares of any Fund until it has been approved by a vote of at least a majority of the outstanding voting securities, as defined in the 1940 Act, of that Fund.

         4. This Plan shall take effect on July 18, 1997 and shall continue in full force and effect for successive periods of one year from its execution for so long as such continuance is specifically approved at least annually together with any related agreements, by votes of a majority of both
(a) the Board of Trustees of the Trust and (b) those Trustees who are not
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"interested persons" of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements; and only if the Trustees who approve the Plan taking effect have reached the conclusions required by Rule 12b-1(e) under the 1940 Act.

         5. Any person authorized to direct the disposition of monies paid or payable by any Fund pursuant to this Plan or any related agreement shall provide to the Trust's Board of Trustees and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. The Distributor shall submit only information regarding amounts expended for "service activities," as defined in this paragraph 5, to the Board in support of the service fee payable hereunder.

                 For purposes of this Plan, "service activities" shall mean activities covered by the definition of "service fee" contained in amendments to Article III, Section 26(d) of the NASD's Rules of Fair Practice, including the provision by the Distributor of personal, continuing services to investors in the Funds' shares. Overhead and other expenses of the Distributor related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such service activities.

         6. This Plan may be terminated with respect to any Fund at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting securities of that Fund.

         7. This Plan may not be amended to increase materially the amount of service fees provided for in paragraph 1.A. hereof unless such amendment is approved by a vote of at least a majority of the outstanding securities, as defined in the 1940 Act, of a Series, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for continuing approval in paragraph 4 hereof.
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         8.      While this Plan is in effect, the selection and nomination of trustees who are not interested persons of the Trust, as defined in the 1940 Act, shall be committed to the discretion of trustees who are themselves not interested persons.

         9. The Trust shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place; and shall preserve copies of each report made pursuant to paragraph 5 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.
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         IN WITNESS WHEREOF, the Trust has executed this Distribution Plan as of the day and year set forth below.


Date:                           BARTLETT CAPITAL TRUST
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Attest:                         By:
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By:
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Agreed and assented to by

BFP FINANCIAL PARTNERS, INC.



By:
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Attest:



By:
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